Exhibit (a)(2)

Assignment Form

Please complete this form and send it back to us in the pre-addressed envelope.

YOU NEED TO OBTAIN a Medallion Signature Guarantee at your local bank or broker.

If you have any questions, please call us at 1-800-327-9990. Please return to:

365 S. Garden Grove Lane, Suite 100

Pleasant Grove, Utah 84062

Attn: Comrit Investments 1, Limited Partnership

1.	Complete or Correct Name and Address Information if Necessary

Inland Real Estate Income Trust, Inc. Purchase Offer

Name: __________________________________________________

Address: ________________________________________________

City, State, ZIP:___________________________________________

Quantity Owned: Common Shares:_______________ Price: $12.51/Share Offer Expires: December 29, 2022

2.	List the number of Shares you are selling:

☐ All ☐ Quantity:

3.	Fill out where applicable, signing to indicate your agreement to the terms of the Offer and the terms on this side and reverse side of this form (collectively, the “Agreement”).

Owner & Custodian Information		Medallion Signature Guarantee

    Owner*

Name: _____________________________________________

Signature: __________________________________________

Social Security #:______________   Phone #:______________

Email Address:______________________________________

	Date __________	(Please obtain a Medallion Guarantee Stamp here from your bank or broker)
Co-Owner(s) (if applicable) Name(s): ___________________________________________ Signature(s): ________________________________________	Date __________
(Place co-owner's Medallion Guarantee Stamp here, or the Purchaser will obtain the custodian's stamp here if this is an IRA or other custodial account)

    Custodian (if applicable; the Purchaser will obtain)

Name: _____________________________________________

Signature: __________________________________________

IRA or Tax #: ________________    Phone #:_______________

Date __________

*If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s) in fact, agent(s), officer(s), or a corporation or another acting in a fiduciary or representing capacity, please provide the following information:

Signature:_____________________________________________	Capacity:_____________________________________________

4. If any of the following applies, please provide the appropriate documents

•	Name changes: Certified copy of Marriage Certificate or proof of name change from the court.

•	Power of Attorney: Copy of Power of Attorney document.

•	Estates: Certified Copies of Death Certificate and appropriate Court Documents (no older than 45 days).

•	Corporation: Copy of Corporate Resolution naming the Authorized Signature, with a seal if applicable.

THE OFFER AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON DECEMBER 29, 2022 (THE “EXPIRATION DATE”) UNLESS EXTENDED.

Inland Real Estate Income Trust, Inc. Assignment Form

To participate in the Offer, a duly executed copy of this Assignment Form and any other documents required by this Assignment Form must be received by the Purchaser on or prior to the Expiration Date. If your Shares are held in a custodial or brokerage account, you must mail your completed Assignment Form and any other required documents to your broker or financial advisor instead of the Purchaser. Delivery of this Assignment Form or any other required documents to an address other than as set forth above, or to your broker or financial advisor, as applicable, does not constitute valid delivery. The method of delivery of all documents is at the election and risk of the tendering Shareholder. This Assignment Form is to be completed by holders of Shares in Inland Real Estate Income Trust, Inc. (the “Corporation”), pursuant to the procedures set forth in the Offer to Purchase (as defined below). Capitalized terms used herein have the meanings set forth in the Offer to Purchase.

The undersigned hereby tenders to Comrit Investments 1, Limited Partnership (the “Purchaser”), the number of shares of common stock, par value $0.001 per share (“Shares”), in the Corporation held by the undersigned as set forth above (or, if less than all such Shares, the number set forth on the reverse above the signature box), at a purchase price equal to $12.51 per Share, upon the other terms and subject to the conditions set forth in the Offer to Purchase, dated October 31, 2022 (the “Offer to Purchase”), and in this Assignment Form, as each may be supplemented or amended from time to time (which together constitute the “Offer”). Receipt of the Offer to Purchase is hereby acknowledged. Subject to and effective upon acceptance for payment of any of the Shares tendered hereby, the undersigned sells, assigns, and transfers to, Purchaser all right, title, and interest in and to such Shares which are purchased pursuant to the Offer. The undersigned hereby irrevocably constitutes and appoints the Purchaser as the true and lawful agent and attorney-in-fact and proxy of the undersigned with respect to such Shares, with full power of substitution (such power of attorney and proxy being deemed to be an irrevocable power and proxy coupled with an interest), to deliver such Shares and transfer ownership of such Shares, on the books of the Corporation, together with all accompanying evidences of transfer and authenticity, to the Purchaser and, upon acceptance of the tender of such Shares by the Purchaser, to exercise all voting rights and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares all in accordance with the terms of the Offer. Upon the purchase of Shares pursuant to the Offer, all prior proxies and consents given by the undersigned with respect to such Shares will be revoked and no subsequent proxies or consents may be given (and if given will not be deemed effective). In addition, by executing this Assignment Form, the undersigned assigns to the Purchaser all of the undersigned’s rights to receive distributions from the Corporation with respect to Shares which are purchased pursuant to the Offer, other than distributions paid through the Expiration Date, and all proceeds that are paid after the Expiration Date from or as a result of any claim, litigation, class or derivative action brought by or for the benefit of the shareholders with respect to the transferred Shares, regardless of when the claims brought pursuant to such action accrued. Upon request, the Seller will execute and deliver, and irrevocably directs any custodian to execute and deliver, any additional documents deemed by the Purchaser to be necessary or desirable to complete the assignment, transfer, and purchase of such Shares, including obtaining a Medallion Signature Guarantee if necessary (which may be required for transfer; the lack thereof does not affect the validity of the Agreement). The Purchaser is not affiliated with the Corporation and is seeking to profit from the Offer. The Corporation established an estimated net asset value per Share (“Estimated Per Share NAV”) of $20.20 as of December 31, 2021. The Corporation may publish an update to its Estimated Per Share NAV during the period in which the Offer is open. Shareholders should consult the Corporation’s public filings pursuant to the Securities Exchange Act of 1934, as amended, for any such updates, which are available at www.sec.gov.

The undersigned hereby represents and warrants that the undersigned owns the Shares tendered hereby and has full power and authority to validly tender, sell, assign, and transfer the Shares tendered hereby, and that when any such Shares are purchased by the Purchaser, the Purchaser will acquire good, marketable, and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements, or other obligations relating to the sale or transfer thereof, and such Shares will not be subject to any adverse claim. Upon request, the undersigned will execute and deliver any additional documents deemed by the Purchaser to be necessary or desirable to complete the assignment, transfer, and purchase of Shares tendered hereby. The undersigned understands that a tender of Shares to the Purchaser will constitute a binding agreement between the undersigned and the Purchaser upon the terms and subject to the conditions of the Offer. The undersigned recognizes the right of the Purchaser to effect a change of distribution address to 365 S. Garden Grove Lane, Suite 100, Pleasant Grove, Utah 84062, Attn: Comrit Investments 1, Limited Partnership. The undersigned recognizes that under certain circumstances set forth in the Offer to Purchase, the Purchaser may not be required to accept for payment any of the Shares tendered hereby. In such event, the undersigned understands that any Assignment Form for Shares not accepted by Purchaser will be destroyed by the Purchaser. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in the Offer to Purchase, this tender is irrevocable.

Arbitration Agreement: Purchaser and Seller agree that any dispute or claim arising out of or related to the Agreement or a purchase of Shares shall be resolved by binding arbitration in Denver, Colorado before a retired judge. The arbitration shall be administered by JAMS pursuant to its Arbitration Rules and Procedures (“Rules”). If one party fails to respond within twenty days after the other party mails a written list of arbitrators by either agreeing to one of the proposed arbitrators or suggesting three or more alternate arbitrators, the proposing party may select the arbitrator from among its initial list and JAMS shall then appoint that arbitrator to preside over the arbitration. If the parties are unable to agree on an arbitrator, the parties shall select an arbitrator pursuant to the Rules. Where reasonable, the arbitrator shall schedule the arbitration hearing within four months after being appointed. The arbitrator must render a decision in writing, explaining the legal and factual basis for decision as to each of the principal controverted issues. The arbitrator's decision will be final and binding upon the parties. A judgment upon any award may be entered in a court of competent jurisdiction. Each party shall be responsible for advancing one-half of the costs of arbitration, including all JAMS fees. The parties are not waiving, and expressly reserve, any rights they may have under federal securities laws, rules, and regulations. The Agreement will be interpreted, construed, and governed according to federal securities laws and the laws of the State of Colorado; provided that all matters relating to arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.). If both parties waive their right to arbitrate, then any dispute or claim arising out of or related to the Agreement will be subject to the exclusive jurisdiction of the federal courts sitting in the County and City of Denver, Colorado. In any such action, Purchaser and Seller expressly submit and consent to the exclusive jurisdiction of the federal courts sitting in the County and City of Denver, Colorado and waive all defenses to jurisdiction and venue. In any arbitration or court action arising out of the Agreement or a purchase of Shares, the prevailing party shall be entitled to recover all of its costs and expenses, including reasonable attorneys’ fees, arbitrator fees, expert witness fees and costs, JAMS fees and costs, and any fees and costs incurred in compelling arbitration.